Federal-Mogul 2009 Management Incentive Plan (MIP)

Goal:

The Management Incentive Plan (MIP) is intended to align the actions of participants with the goals of the Company and reward participants for achieving or exceeding those goals.

Participants:

Individual employees are eligible for participation in the MIP based on an appointment by the employee’s Vice President.

Target Bonus:

Target Bonuses are expressed as a percentage of the employee’s Base Annual Salary.  If the employee is paid on a monthly basis, the Base Annual Salary, for purposes of the MIP Plan, is 12 times the monthly rate. If the employee is paid on an every-other-week basis, the Base Annual Salary is 26 times the bi-weekly rate.   For bonus calculations, exclude 13th month or other mandated payments in countries that require them.  For calculation purposes, the employee’s Base Annual Rate as of December 31, 2009 is used.

Target Bonus percentages vary by the position occupied by the individual in the organization.   No changes may be made to the assigned target bonuses without the written approval of the Director of Compensation and Benefits and/or the Sr. Vice President of Human Resources and Organization.   It is the responsibility of the Human Resource Directors to insure that Target Bonuses are consistent.

Pro-Ration:

When an individual first becomes eligible to participate in the MIP, or is promoted from a job with one Target Bonus level to another with a different Target Bonus level, or from one operation to another with different metric measures, the calculated bonus is pro-rated based on the number of months in the applicable job.  There is no pro-ration for periods of service of less than two months.

For example; a person newly hired with less than 2 months service would not receive a MIP payment while a person with 10 months service or more would not be pro-rated.

If a participant is not actively at work for a period of more than three months (90 days), his/her award will be pro-rated.

Communications:

Business Unit Human Resource Directors are solely responsible for communication of this MIP plan to participants.

2009 MIP Outline & Appendix

Metrics:

2009 MIP metrics are outlined in Appendix I.

Adjustments - The metrics and their achievement levels are the basis for payout calculations. However, each participant's individual performance and contributions will also be considered and may alter the final payout.  In addition, the Company may reduce the 2009 MIP payment to a Group Operations Vice President, Group Finance Director or Plant Manager based on its assessment of the results of an audit or series of audits of plants or locations within the individuals’ group.

MIP Payout Ranges:

The payout range for the 2009 MIP is from 0 to 200% of a participant’s Target Bonus.  For example, if an employee’s Target Bonus is 10% of Base Annual Salary, he may receive an amount ranging from zero up to 20% of Base Annual Salary.  Payout percentages are rounded to the nearest whole percent (0.5 and above rounds up and any amount under 0.5 rounds down.)

The 2009 MIP bonus payment is limited to a maximum of 200% of an individual’s Target Bonus.

Target Achievement Level:

If for any metric the achievement level equals 100% of the goal, the payout for that metric will be 100%.

Minimum Metric Achievement Level:

If, for any metric, the achievement level does not equal or exceed 75% of the target, the payout for that metric will be zero.  At 75% achievement the payout for a metric will be 50%.

Maximum Metric Achievement Level:

The maximum level of achievement eligible for a payout is 125% of the target for a metric.   At 125% achievement, the MIP payout level is 200% for that metric.

The payout curve between the minimum achievement level and 100% is linear; as is the payout curve between 100% and the maximum achievement level.

Payout Timing:

MIP participants must be actively employed on the day of payout to be eligible for a MIP payment.  Payments under the 2009 MIP will be made between January 1, 2010 and March 15, 2010 after business results are calculated and audited.  In all countries, local tax laws apply. MIP payments are pensionable income. In the U.S., payments are subject to 401(k) deduction elections and statutory withholding.

2009 MIP Outline & Appendix

Compensation Committee of the Board of Directors:

All incentive plan designs and awards, if any, are subject to approval of the Compensation Committee of the Board of Directors.

Company Discretion:

The Company may, with the consent of the Compensation Committee, make changes to the MIP program and alter, postpone or disallow individual or location payments as it deems appropriate, within the plan's payout range of zero to 200% of Target.

General Provisions:

a) Withholding of Taxes: Federal-Mogul shall withhold the amount of taxes which, in the determination of the Company, are required under law with respect to any amount due or paid under the Plan.

b) Expenses: Federal-Mogul is responsible for all expenses and costs in connection with the adoption and administration of the Plan.

c) Active Employment: Active employment means actively engaged in the work of the Corporation.  Those in severance period, notice period or on garden leave status pending termination are not considered in active employment.

d) Voluntary Termination:   Subject to the Company Discretion clause above, in the event a participant elects to leave or elects to retire from Federal-Mogul before payment of the 2009 MIP bonus is made, all rights under the MIP cease and no benefit is vested, accrued or due under the MIP.

e) Involuntary Termination: Subject to the Company Discretion clause above, if a participant is involuntarily terminated for reasons other than “for cause”, dies, or becomes permanently disabled prior to December 31, 2009, he or she may be paid a pro-rated portion of his/her calculated MIP Bonus.   The pro-ration will be calculated based on the formula (x times Target MIP Bonus times the final calculated payout percentage) where x equals a fraction where the numerator is the number of days the employee is employed in the year and the denominator is 365 (366 in a Leap Year).   Payment will be made at the same time active participants are paid. In the event of involuntary termination, payment of this pro-rated MIP Bonus is contingent on the employee signing the Agreement and Release form.

2009 MIP Outline & Appendix

Limitations:

a) No Continued Employment

Neither the establishment of the Plan, participation in the Plan, nor any payment thereunder shall be deemed to constitute an express or implied contract of employment of any participant for any period of time or in any way abridge the rights of Federal-Mogul to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

b) Other Plans

Nothing contained herein shall limit Federal-Mogul’s power to make regular or discretionary payments to employees of Federal-Mogul, whether or not they are participants in this Plan.

2009 MIP Outline & Appendix

Appendix I

2009 MIP Metrics

1. Operational EBITDA:

Operational EBITDA - Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, and the non-cash expense relating to U.S. based funded pension plans; as audited by Ernst & Young on a quarterly and annual basis. The finance department will calculate the Corporation's Operational EBITDA.

Business Unit Operational EBITDA - Each of the Corporation’s business units; Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection and Global Aftermarket has a goal for Operational EBITDA.  Business Unit Operational EBITDA is calculated and reported by the finance department.

Plant Operational EBITDA / Productivity - All locations have Operational EBITDA targets, the finance department will report the location achievement level.  However, at distribution centers or specific locations relying solely on transfer pricing, the finance department will report the level of achievement against productivity improvement goals set in the budget.

2. Cash Flow Before Interest and Financing (CFIF):

Net cash provided by operating activities less net cash used by investing before the deduction of interest paid, net of interest received per the Form 10-K statement of cash flows, and notes to the accounts; as audited by Ernst & Young on a quarterly and annual basis.

3. Value Cash Flow:

Value Cash Flow is defined as Operational EBITDA less capital spending; as audited by Ernst & Young on a quarterly and annual basis.

4. Safety, Customer Satisfaction and Service:

Safety

The Company's goal is to have zero work-related incidents, injuries or illnesses.  Concealing of incidents which should have been reported under the incident reporting system will lead to discipline, up to and including termination for cause.

Safety is measured by Incident Rate; as audited by operations, finance and internal control on a monthly, quarterly and annual basis. The injury Incident Rate is the number of recordable injuries, per 200,000 hours worked at the reporting facility.

Plants that achieve or maintain an Incident Rate of zero will receive maximum payout for the Safety portion of this metric.

2009 MIP Outline & Appendix

For 2009, plants and/or Business Units with a 2009 Incident Rate at 1.5 or below for two consecutive years will receive 200% payout for the Safety portion of this metric.

For 2009, plants and/or Business Units with a 2008 Incident Rate above 1.5 have the goal of achieving a 10% improvement.  Improvement beyond these goals will be recognized consistent with the MIP payout curve.

Customer Satisfaction (Quality)

Customer Satisfaction (Quality) is measured in Parts per Million (PPM) defects as reported by customers and audited on a monthly, quarterly and annual basis by operations, finance and internal control.

Federal-Mogul's Quality goal is to provide products and services with zero defects. For each Business Unit, product group and facility the targets are as listed in the Quality Management Information System:

Parts per Million (PPM) defects for 2009 over 2008 are:
A 50 % reduction, if previous year PPM was >= 50.
A 25 % reduction, if previous year PPM was between 50 and 30.
A 15 % reduction, if previous year PPM was between 30 and 11.
Below 10 PPM, if previous year PPM was below 11.
Service

Service is measured by on-time delivery to customers; as audited by operations, finance and internal control on a monthly, quarterly and annual basis.

The 2009 goal for manufacturing plants is 100% on-time delivery to OE customers and 97% on-time delivery to the Aftermarket.

The goal for Aftermarket distribution centers is 100% on-time delivery.

Business unit leaders and participants in manufacturing and distribution will, in general, be measured on all three metrics - Safety, Customer Satisfaction (Quality) and Service.

Designated corporate functions will be measured on Safety and Customer Satisfaction (Quality).

Purchasing will be measured on Supplier Quality and Supplier Service.  Supplier Quality is measured in PPM as reported by the manufacturing plants in the F-M Supply Net system against the budget goal.  Supplier Service is delivery shipping by suppliers as reported by the plants in the F-M Supply Net system vs. the budget goal.

2009 MIP Outline & Appendix

5.  Productivity and Restructuring:

Productivity is measured by non-volume related cost changes as reported in the Form 10-K as audited by Ernst & Young on a quarterly and annual basis.

6.  SG&A

Measured by level of SG&A reductions outlined in the budget; as audited by finance and internal control on a monthly, quarterly and annual basis. The finance department will report the level of achievement compared to the budget.

2009 MIP Outline & Appendix